Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

CS Disco, Inc.

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.005 per share	457(h)(2)	4,366,966	$32.00(2)	$139,742,912.00	.0000927	$12,954.17

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$139,742,912.00	—	$12,954.17

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$12,954.17

(1)

In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, par value $0.005 per share (the “Common Stock”), in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated in accordance with Rule 457(h) of the Securities Act based on the $32.00 per share exercise price for the shares of Common Stock issuable upon exercise of the CEO Performance Award.